Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Allan Drury
May 1, 2025	212-460-4111

CON EDISON REPORTS 2025 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2025 first quarter net income for common stock of $791 million or $2.26 a share compared with $720 million or $2.08 a share in the 2024 first quarter. Adjusted earnings (non-GAAP) were $792 million or $2.26 a share in the 2025 period compared with $742 million or $2.15 a share in the 2024 period. Adjusted earnings and adjusted earnings per share in the 2025 period excludes accretion of the basis difference of Con Edison's equity investment in Mountain Valley Pipeline, LLC (MVP) and the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments. Adjusted earnings and adjusted earnings per share in the 2024 period exclude adjustments to the gain and other impacts related to the sale of all of the stock of its former subsidiary, Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses) in 2023.

“We continue to deliver results through strong execution of our strategy, with robust investments in infrastructure to maintain our world-class reliability and support the clean energy transition,” said Tim Cawley, chairman and CEO of Con Edison. “Our ongoing investments focus on grid security, resiliency, and the growing demand for energy as our customers will increasingly rely on electricity for heating and transportation. We anticipate steady growth through the year and long term, and project nearly $72 billion in capital investments over the next 10 years helping ensure we continue to deliver for our customers while providing strong and stable returns for our investors.”

“Our first quarter financial results provide a solid foundation for 2025,” said Kirk Andrews, senior vice president and CFO. “The issuance of over $1.3 billion in new common equity during the quarter, which included the settlement of the equity forward we initiated late last year, satisfies our anticipated equity needs for 2025 and allows us to focus on delivering our operational and remaining financial objectives over the balance of the year.”

For the year of 2025, Con Edison reaffirmed its previous forecast of adjusted earnings per share to be in the range of $5.50 to $5.70 per share. Adjusted earnings per share excludes accretion of the basis difference of Con Edison's equity investment in MVP (approximately $(0.03) a share after-tax), HLBV accounting for tax equity investments, adjustments to the gain and other impacts related to the sale of all of the stock of the Clean Energy Businesses in 2023 and impacts resulting from the evaluation of strategic alternatives with respect to MVP and Honeoye Storage Corporation (Honeoye), the amounts of which, if any, will not be determinable until year-end. Accordingly, the company is unable to provide equivalent measures determined in accordance with generally accepted accounting principles in the United States of America (GAAP).

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CON EDISON REPORTS 2025 FIRST QUARTER EARNINGS	page 2

See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income for common stock to adjusted earnings for the three months ended March 31, 2025 and 2024. See Attachment B for the estimated effect of major factors resulting in variations in earnings per share and net income for common stock for the three months ended March 31, 2025 compared to the 2024 period.

The company's 2025 First Quarter Form 10-Q is being filed with the Securities and Exchange Commission. A first quarter 2025 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

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CON EDISON REPORTS 2025 FIRST QUARTER EARNINGS	page 3

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “goal,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time.

Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and may be subject to substantial penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems, the failure to retain and attract employees and contractors, and their negative performance could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; its ability to pay dividends or interest depends on dividends from its subsidiaries; changes to tax laws could adversely affect it; it requires access to capital markets to satisfy funding requirements; a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it; it faces risks related to health epidemics and other outbreaks; its strategies may not be effective to address changes in the external business environment; it faces risks related to supply chain disruptions, inflation and the imposition of tariffs; and it also faces other risks that are beyond its control. This list of factors is not all-inclusive because it is not possible to predict all factors that could cause actual results or developments to differ from the forward-looking statements. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This press release also contains financial measures, adjusted earnings and adjusted earnings per share, that are not determined in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, respectively, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted earnings per share exclude from net income for common stock and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as adjustments to the gain and other impacts related to the sale of all of the stock of its former subsidiary, the Clean Energy Businesses, in 2023, the effects of HLBV accounting for tax equity investments and accretion of the basis difference of Con Edison's equity investment in MVP. Management uses these non-GAAP financial measures to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance.

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CON EDISON REPORTS 2025 FIRST QUARTER EARNINGS	page 4

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $15 billion in annual revenues for the year-ended December 31, 2024 and $71 billion in assets as of March 31, 2025. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission, invests in electric transmission projects and manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects.

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Attachment A

	For the Three Months Ended
	March 31,
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2025	2024	2025	2024
Reported earnings per share (basic) and net income for common stock (GAAP basis)	$2.26	$2.08	$791	$720
Loss (gain) and other impacts related to the sale of the Clean Energy Businesses (pre-tax) (a)	—	0.09	—	30
Income taxes (a)(b)	—	(0.02)	—	(8)
Loss (gain) and other impacts related to the sale of the Clean Energy Businesses (net of tax)	—	0.07	—	22
Accretion of the basis difference of Con Edison's equity investment in MVP	(0.01)	—	(3)	—
Income taxes (c)	—	—	1	—
Accretion of the basis difference of Con Edison's equity investment in MVP (net of tax)	(0.01)	—	(2)	—
HLBV effects (pre-tax)	0.01	—	4	—
Income taxes (d)	—	—	(1)	—
HLBV effects (net of tax)	0.01	—	3	—
Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$2.26	$2.15	$792	$742
(a)On March 1, 2023, Con Edison completed the sale of all of the stock of the Clean Energy Businesses. The loss (gain) and other impacts related to the sale of all of the stock of the Clean Energy Businesses were adjusted during the three months ended March 31, 2024 ($0.09 a share and $0.07 a share net of tax or $30 million and $22 million net of tax) to reflect closing adjustments.
(b)The amount of income taxes for the adjustment on the gain on the sale of all of the stock of the Clean Energy Businesses had an effective tax rate of 28% for the three months ended March 31, 2024.
(c)The amount of income taxes was calculated using a combined federal and state income tax rate of 21% for the three months ended March 31, 2025.
(d)The amount of income taxes was calculated using a combined federal and state income tax rate of 23% for the three months ended March 31, 2025.

Attachment B

Variation for the Three Months Ended March 31, 2025 vs. 2024
	Net Income for Common Stock (Net of Tax) (Millions of Dollars)	Earnings per Share
CECONY (a)
Steam base rate increase	$26	$0.07
Higher electric rate base	16	0.05
Higher gas rate base	12	0.03
Higher income from allowance for funds used during construction	6	0.02
Lower electric, gas and steam operations and maintenance expense	5	0.02
Higher stock-based compensation	(15)	(0.04)
Dilutive effect of share issuance	—	(0.03)
Other	1	—
Total CECONY	51	0.12
O&R (a)
Gas base rate increase	6	0.02
Electric base rate increase	3	0.01
Other	(1)	(0.01)
Total O&R	8	0.02
Con Edison Transmission
Accretion of the basis difference of Con Edison's equity investment in MVP	2	0.01
Lower investment income primarily due to the recognition in 2024 of Con Edison's proportionate share of MVP's AFUDC income	(1)	—
Other	(2)	(0.01)
Total Con Edison Transmission	(1)	—
Other, including parent company expenses (b)
Loss (gain) and other impacts related to the sale of the Clean Energy Businesses	22	0.07
HLBV effects	(3)	(0.01)
Other	(6)	(0.02)
Total Other, including parent company expenses	13	0.04
Total Reported (GAAP basis)	$71	$0.18
HLBV effects	3	0.01
Loss (gain) and other impacts related to the sale of the Clean Energy Businesses	(22)	(0.07)
Accretion of the basis difference of Con Edison's equity investment in MVP	(2)	(0.01)
Total Adjusted (Non-GAAP basis)	$50	$0.11
a.Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. The Utilities' gas and CECONY’s steam sales are subject to a weather normalization clause, as a result of which, delivery revenues reflect normal weather conditions during the heating season. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

b.Other includes the parent company, Con Edison's tax equity investments, consolidation adjustments and Broken Bow II, the deferred project that was classified as held for sale at December 31, 2024, the sale and transfer of which was completed in January 2025.